EXHIBIT 7(c)(i)



                       EXCHANGE AGREEMENT

     This Agreement, executed the dates and places hereunder indicated, by and between:

     a) BIGBURGER LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in S o Paulo, SP, in Jardim America, at Rua Estados Unidos 1.181, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 45.737.905/0001-87, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BBLTDA);

     b) BIGBURGER NITEROI LANCHONETES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Niteroi, RJ, at Rua Gavi o Peixoto 147, Icarai, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 27.517.747/0001-78, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB NITER I); and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Rio de Janeiro, RJ, at Rua Constancia Barbosa 109, Stores A and B, Meier, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 97.516.710/0001-00, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BBRJ); organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Salvador, Bahia, at Av. Antonio Carlos Magalh es s/n, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 86.894.953/0001-66, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB SALVADOR);

     e) BIGBURGER FORTALEZA LANCHONETES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Fortaleza, Recife, at Av. Washington Soares 85, Stores named SUC nrs 81,82 and 83, Shopping Center Iguatemi, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 06.887.533/0001-13, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB FORTALEZA);

     f) BIGBURGER ARACAJU LANCHONETES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Aracaju, at Rua Delmiro Gouveia s/n, 2nd floor, Store 232, Coroa do Meio, Sergipe, inscrita no
          C.G.C. sob o n 97.486.070/0001-33, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 06.887.533/0001-13, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB ARACAJU);

     g) BIGBURGER PORTO ALEGRE LANCHONETES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Porto Alegre, at Rua Jo o Wallig nr 1.800, Stores JW 60/65, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 88.725.122/0001-96, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB POA); NORTE CENTER LANCHES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Rio de Janeiro, RJ, at Av. Suburbana 5.474, Stores 307/308, Level S, Del Castilho, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 30.795.751/0001-02, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as NORTE CENTER);

     i) BIGBURGER RECIFE LANCHONETES LTDA., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office in the city of Recife, in Shopping Center do Recife, at Rua Padre Carapoceiro nr 777, Stores PC 47 and 52, enrolled in the Tax Payer Registry (C.G.C.) under the nr. 11.623.659/0001-10, herein duly represented by its legal representatives, according to its Articles of Incorporation (hereinafter referred to as BB RECIFE); (All of the above parties, when toghether, referred to as the CONTRACTORS).

                               And

        i) BRAZIL FAST FOOD CORP, a company duly organized and validly existing under the laws of the State of Delaware, having its head office at 15 East North Street, Dover, State of Delaware, United States of America, and executive head office in Rio de Janeiro, RJ, at Praia do Flamengo 200/22th. Floor, herein duly represented by its Directors, Mr. PIETER J. F. van VOORST VADER, Dutch, businessman, resident and domiciled in the city of Rio de Janeiro, RJ, Brazil, with offices at Praia do Flamengo 200/22th. floor, bearer of the I.D. card nr. RNE W 226066-9, and registered in CPF under the nr. 960372617-68, and ROGERIO CARLOS LAMIM BRAZ, Portuguese, businessman, resident and domiciled in the city of Rio de Janeiro, RJ, Brazil, with offices at Praia do Flamengo 200/22th. floor, bearer of the I.D. card nr. 1014437 SRE, and registered in CPF under the nr. 718.510.627-34 (hereinafter referred to as the BBFC).


                     PRELIMINAR DEFINITIONS

     The words hereinbelow shall have the following definitions in this Agreement:

     a) Goodwill - the entirety of goods and services of the business, tangible and intangible, which is useful and enables the accomplishment and achievement of the business, including the respective renting;

     b) Equipment - All the machines necessary to the good and due functioning of the hamburger fast food stores, run by the chain called BIGBURGER;

     c) Hamburgers Fast Food - type of trade whose principal activity is the sale of hamburgers;

     d) Assets - the entirety of goodwill and equipment, as described in letters "a" and "b" above;

     e) Stores - all the stores previously operated by the CONTRACTORS, as listed in Exhibit 1, whose leasing contract shall be assigned to BFFC, or to any third parties appointed by it.

                          I - PREMISES

     I.1. The CONTRACTORS are fast-food companies, being interested in passing on its hamburger operation, reason why they have agreed with BFFC to have this exchange executed;

     I.2. BFFC is a public North-American company, being the controller of a company, in Brazil, which is the second biggest chain of fast-food in that country;

     I.3. BFFC is interested in expanding its operation in Brazil, through the acquisition from the SELLER of all of the Assets, and only the Assets, provided all the conditions herein established are met, and according to the conditions of the exchange herein set forth;

     I.4. The CONTRACTORS are deeply interested in exchanging all of their Assets with BFFC, by means of receiving the shares as hereunder described, and according to the conditions hereby agreed and established;

     I.6. The CONTRACTORS understand that, due to the Brazilian legislation, specially the laws related to tax and labor obligations, one of the basic conditions for the execution of this Agreement is to hold BFFC harmless and safe against any possible damage and/or responsibility for any payment, regarding any subsidiary responsibility or succession, as it may be understood by the local legislation, by means of granting the due guarantees, by themselves, jointly and severally, declaring, furthermore, to be their own and sole the legal responsible for all the tax, commercial and/or legal obligations regarding third parties, according to this Agreement.

IT HAS NOW BEEN AGREED THE FOLLOWING, ACCORDING TO THE PREMISES
ABOVE EXPOSED:

                               1.  THE OBJECTS

     1.1  The objects of this Agreement are:

          a) The exchange, between the CONTRACTORS and BFFC, of all of the Assets belonging to the CONTRACTORS, by shares issued by BFFC, as hereunder described in clause 2, being all the Assets and the shares totally free of any liens and encumbrances, liabilities or any other obligations, including whatever rights there may exist, relative to the Assets and to the shares, and not expressly mentioned hereby;

          b) The transfer, from the CONTRACTORS to BFFC, of the leasing contracts and the operation of the Stores;
               and

          c) The full commitment of the CONTRACTORS to hold harmless BFFC regarding any debt, superveniences or breach regarding any of the CONTRACTORS, which may be attributed to the BFFC, due to the present acquisition of the Assets by means of an exchange, as hereby ruled.


                         2. THE EXCHANGE

     2.1 In such way as the CONTRACTORS legally own the Assets and operate the Stores, without any impediment, opposition and/or onus, the CONTRACTORS exchange all of the respective Assets and transfer the leasing contracts and the operation of the Stores to BFFC, which receives the Assets and accepts the Stores, by the total and fixed exchange value of 1,520,000 (one million five hundred and twenty thousand) shares of common stock issued by BFFC (the Shares) , to be delivered to the CONTRACTORS as follows:

     a) 70% (seventy percent) of the Shares, equivalent to 1,064,000 (one million sixty four thousand) Shares, are delivered, in this date, to the 1st SELLER, which is appointed by the other CONTRACTORS as their true and lawful attorney in fact, with powers to receive the shares, to pledge the shares, to undertake and to be obliged as bailees of the shares, and to give acquittance. Due to the deliver of the Shares, as referred to in this letter "a", the CONTRACTORS give to BFFC the fully, irrevocable and irreparable acquittance, concerning this parcel of the Exchange Value.

     b) 30% (thirty percent) of the Shares, equivalent to 456,000 (four hundred and fifty six thousand) Shares, are pledged in this act to BFFC, according to the following conditions:

          b.1.) 15% (fifteen percent) of the Shares, equivalent to 228,000 (two hundred twenty eight thousand) Shares are pledged by the CONTRACTORS in favor of BFFC, as a guarantee of the transfer of all the Stores to BFFC.
          Once all the site leasing contracts and the operations of the Stores are transferred to the BFFC, the shares herein pledged according to this letter "b.1" shall be released from this onus, within a term of up to 72 (seventy two) hours, as from the evidence of the transfer of the last Store;

          b.2.)     15% (fifteen percent) of the Shares, equivalent
          to 228,000 (two hundred twenty eight thousand) Shares are also pledged by the CONTRACTORS in favor of BFFC, as a guarantee to the representation and guarantees referred to in clauses 4 and 7, respecting the rule agreed in clause 3 hereunder.

     2.2. The CONTRACTORS declare that BBLTDA is duly authorized to receive the Shares pertaining to each of the CONTRACTORS, due to this Exchange Agreement, according to the powers granted to BBLTDA, in accordance to letter "a" of clause 2, being understood that BBLTDA is the sole responsible for the division and deliver of the Shares to each of the CONTRACTORS in their respective proportions, being BBFC totally released and free from such obligation.

     2.3. The CONTRACTORS hereby undertake and declare themselves fully committed to give full, irrevocable and irreparable acquittance, concerning the liquidation of the obligations related to letters "b.1."and "b.2.", when done, and to declare not to have anything else to charge, receive, complain or demand to or against BFFC, at any title, under any reason, regarding the liquidation above mentioned.

                          3. THE PLEDGE

     3.1. The Pledge agreed in letter "b.2."of clause 2 above shall be for a term of 4 (four) years, as from today, and it is divided into four (4) installments, of 57,000 (fifty seven thousand) shares each, being understood that each year, as from the date of the anniversary of this Agreement, shall represent one installment. Therefore, each year, in the date of anniversary of this Agreement, it shall be released to the CONTRACTORS one installment of 57,000 (fifty seven thousand) Shares, provided the conditions established in clause 3.3. and its subclauses are met.

     3.2. After the terms hereinabove agreed, in clause 3.1., and in accordance to clause 3.3. hereunder, BFFC shall have the shares related to letter "b.2."above released from the pledge, being BFFC's responsibility all the arrangements and costs necessary to the release herein referred to.

     3.3 It is clearly understood that once the period of 4 (four) years, above agreed by the parties in clause 3.1., have reached its final term, and in the case there has not been and does not exist any breach by any of the CONTRACTORS, related to the obligations herein undertaken by them, according to this Agreement, which may had caused any harm or damage to BFFC, BFFC shall immediately release the shares from the pledge herein constituted, according to this clause 3. However, if BFFC is obliged to execute the shares herein pledged, in order to be reimbursed of any eventual damage caused due to any obligation pertaining or related to any of the CONTRACTORS, the parties herein agree to follow the rules hereunder established, to have the shares certificates, related to the pledge, duly substituted:

          3.3.1.    Once BFFC is notified as party to any
administrative or legal procedure against it, or once such procedures start against BFFC, due to any obligation related to any of the CONTRACTORS, the term above mentioned in clause 3.3. shall be suspended, up to the final solution of the said procedure, according to subclauses 7.1.2. and 7.1.3.

          3.3.2. The CONTRACTORS may choose, in the case above established in clause 3.3.1., to have the guarantee represented by the Pledge substituted by any other security collateral or deposit in local currency, of the value demanded against BFFC. In this case, the counting related to the term for the release of the installments of the Pledge shall continue, without any suspension.

          3.3.3. If BFFC must have the pledge duly executed to be reimbursed from any damage, reducing, therefore, the remaining balance related to the number of shares left as a guarantee, if there will be any remaining balance, then the counting of the term stipulated in clause 3.1. shall be reinitiated, for what the parties herein agree that the shares certificates referred to in letter "b.2" shall be canceled and replaced by other new certificates, representing the remaining balance, being understood that such remaining balance shall be divided by the number of installments left.

     3.4. It is understood and agreed that the period of time of 4
(four) years, above mentioned, is not related and does not intend to refer to any of the prescription terms hereunder established, or determined by the law, but only to guarantee BFFC for a determined period of time. The CONTRACTORS shall remain, jointly and severally, as personal guarantors of all the obligation and duties during all the terms foreseen in the respective laws and local legislation, regarding exchange operation.

     3.5. The CONTRACTORS herein declare and represent that they are acquiring by means of an exchange the Shares from BFFC for investment and not with a view to their public distribution.

     3.6. In order to satisfy the U.S. Securities Act of 1933, the Shares shall have placed with a legend, as follows, to which the CONTRACTORS agree: "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the company's counsel that registration is not required under said Act."

     3.7. BFFC undertakes to have the Shares related to letters "a" and "b" of clause 2 above included in a registration statement to be filed by BFFC with the US Securities and Exchange Commission (the SEC) under the Securities Act of 1933 no later than 120 (one hundred and twenty) business days, as from the execution of this Agreement, and following such registration to exert BFFC's best efforts to cause the SEC to declare such registration statement effective at the earliest possible time.

          3.7.1. The parties agree that once the term of 120 (one hundred and twenty) days, above established, has reached its end, without the due registration of the Shares, according to clause 3.7. above, the CONTRACTORS may demand from BFFC the payment of the amount equivalent to the value of the Shares, being already agreed that such amount shall be calculated in the value equivalent to US$ 5.00 (five American dollars) for each share. In such case, the CONTRACTORS undertake to have all of the shares certificates returned to BFFC, for further cancellation or substitution, according to BFFC's sole discretion.

     3.8. The parties hereby agree that the CONTRACTORS may have the guarantee above established substituted, at their sole expenses, by any other collateral security, provided it is in the same value of the remaining balance of the Pledge, by the time of the substitution. In such case, if the collateral security offered can not be divided into parts, the collateral security offered by the CONTRACTORS shall remain totally pledged up to the final term as agreed in clause 3.1. above, or even substituted each year, at the CONTRACTORS sole expenses, for another collateral security, whose value is equivalent to the remaining balance, each year.

          3.8.1. In the case the parties do not reach an agreement, concerning the value of the guarantee offered by the CONTRACTORS to have the Pledge substituted, according to clause
3.8. above, the parties agree to have such offered guarantee appraised by a company or professional which or who is considered an expert in appraising the type of the offered guarantee.

     3.9. The shares certificate representing the pledged Shares, according to letter "b" above, are delivered, in this dated, to Mr. Jose Ricardo Bousquet Bomeny, Brazilian citizen, married, resident and domiciled in Rio de Janeiro, Brazil, at Rua Custodio Serr o 43/101, bearer of the I.D. card nr. 15.620.009, issued by SSP/SP, and registered in CPF under the nr. 016.102.797-00, who, as the legal representative of the CONTRACTORS, is appointed as the lawful bailee of the 456,000 (four hundred and fifty six thousand) shares (the bailment), as mentioned in letters "b.1."and "b.2." Mr. Bomeny hereby declares to accept the duty herein established, undertaking to keep the certificates, submitting himself to the obligations and penalties prescribed by the Brazilian law, related to the bailment, and to return such certificates to BFFC, if and when notified to do it, according to clause 3 and to subclauses 7.1.2. and 7.1.3.


               4. THE CONTRACTORS' REPRESENTATIONS

     4.1. The CONTRACTORS represent and warrant to BFFC, under the law penalties, that:

     I. The CONTRACTORS are all limited liability companies, duly organized and validly existing under the laws of the Federative Republic of Brazil, in normal function, with all legal documents duly filed before the respective authorities, whose Articles of Incorporation are duly filed before the respective Board of Trades, registered under the nrs listed in Exhibit 2;

     II. The CONTRACTORS are the true, lawful and sole owners of the Assets, which allow and enable the perfect function of all of the Stores, within BIGBURGER's standards, and which are totally free of any liens and encumbrances, liabilities or any other obligations, and the CONTRACTORS have the total free disposal of such Assets;

     III. There is no restriction which may prevent the alienation, by the CONTRACTORS, of the Assets, nor which may restraint the CONTRACTORS' right of disposing of such Assets, herein alienated to BFFC, being understood that this Agreement does not harm or conflict with any other statutory disposition of the CONTRACTORS, or any agreement executed by the CONTRACTORS with third parties;

     IV. The Equipment included in the Assets are in good operating condition and received in their real state, being suitable, adequate and fit for the purposes of using them in an activity similar to the one in which they are used nowadays;

     V. The CONTRACTORS are in good standing, and there is no legal procedures or fact which may put in danger or weaken their financial health and/or their commercial credibility, or even which may cause any harm or damage to this transaction;

     VI. There is no legal procedures or fact which may put in danger or weaken the CONTRACTORS' financial health and/or commercial credibility, or even which may cause any harm or damage to this transaction;

     VII. The Balance Sheet of the CONTRACTORS, related to Dec. 31st, 1995 and the Trial Balance related to April 30th, 1996, do present their financial situation in those dates, and have been prepared according to the Brazilian GAAP (Exhibits 3 and 4);

     VIII. All of the CONTRACTORS' social documents and fiscal book are regularly opened and duly accounted, according to the legal requirements;

     IX. All of the Assets belonging to the CONTRACTORS do physically exist, having been suitable amortized or depreciated, if the case;

     X. All of the assets physically located in the Stores belong to the CONTRACTORS, except for any eventual free loan for use (comodato) of any equipment belonging to third parties, are duly accounted and fully paid, not existing any dispute of any nature related to such Assets;

     XI. All of the Assets are free from any liens or encumbrances;

     XII. The CONTRACTORS declare that they own other assets which may guarantee the existence of any eventual debt or execution against them, reason why this exchange does not configure any defraud of creditors (fraude contra credores) or defraud of execution (fraude a execuc o);

     XIII. All of the CONTRACTORS obligations, including the social, fiscal and labor obligations, are updated and not in delay, and there is not any suits, execution and/or labor proceedings against them, administrative and/or judicial procedures, in any court or jurisdiction, except for those related in Exhibit 5, which are solely under the CONTRACTORS' responsibility;

     XIV. There is no legal or contractual impediment or obstruction for the regular functioning of the Stores, including all of the rules related to urban occupation and environmental protection. Also, all the Stores have all the licenses and documents required for their regular operation;

     XV. All of the necessary authorization for the regular function of the Stores were obtained in due time;

     XVI. All of the taxes, contributions and charges related to the Stores were paid in due time;

     XVII. All of the values and amounts related to rental or lease agreements, concerning the real estate used by the Stores, including the charges and taxes, have been paid in time, and, therefore, there is no debt concerning these values or amounts;

     XVIII. They are acquiring the Shares from BFFC for investment and not with a view to their public distribution, except (i) pursuant to a current registration statement under the U.S. Securities Act of 1933, as amended, covering the Shares; or (ii) pursuant to an available exemption from registration under such Act;

     XIX. All the Equipment are totally paid, not existing any liens or debt of any kind related to them;

     XX. The CONTRACTORS undertake to proceed to the extinction of the respective branches related to the Stores, as well as to have all the business licenses (Alvaras) canceled, undertaking, also, to provide all the necessary documents to enable BFFC to establish its activities in the Stores, without opposition or claims. This representation is limited to the documents and arrangements related to the CONTRACTORS only, in the extinction of their Stores.


                    5. BFFC'S REPRESENTATIONS

     5.1. BFFC represents and warrants to the CONTRACTORS-, under the law penalties, that:

     I. It is a public company, duly organized and validly existing and in good standing under the laws of the State of Delaware, having all its acts and registers duly filed, as well as all requisite corporate power to carry on the business herein agreed as it is now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, having all the corporate authorizations necessary to carry on with this Agreement and to issue the Shares to the SELLER, which does not harm or conflict any statutory or corporate disposition, nor any agreement, executed with third parties;

     II. it is totally economical and financial capable to contract all the obligations herein established, as well as to have them accomplished, in time;

     III. as a consequence for the representations above stated, it undertakes to hold harmless and to indemnify the CONTRACTORS, as shareholders of Brazil Fast Food Corp., regarding any claims, losses, damages, requirements, investigations, penalties, fines, expenses (including lawyers fees), which may be demanded or caused to the CONTRACTORS by any company or person, including Brazilian or North-American governmental authorities and organs, due to the issuance and deliverance of the Shares by BFFC to the 1st SELLER, excluding the capital gain to any Government as per clause 2.3.;

     IV. There is no restriction, of any nature, which may impede the exchange with the CONTRACTORS, of the Shares, nor even which may restringe its right to dispose from such Shares, being understood that this Agreement does not harm or collide with any statutory disposition of BFFC, or any agreement executed with third parties;

     V. The Shares are totally free from any liens and encumbrances, either judicial or extrajudicial, attachments or alike, and BFFC has full and total disposition of such Shares;

     VI. There is no other document or agreement with the shareholders of BFFC with may restringe the issuance and circulation of the Shares;

     VII. It is in good social, commercial and fiscal standing, and there is no procedure or fact which may put in danger or weaken their financial health and/or their commercial credibility, or even which may cause any harm or damage to this transaction

     VIII. It is hereby granted to BBLTDA the right to appoint a member to the Counsel of BFFC, for a minimum term of 5
          (five) years, such right to be ratified by means of the execution of a Shareholders Agreement, up to 30 (thirty) days, as from this date.


                     6 - BFFC'S COMMITMENTS

     6.1. The parties agree that BFFC shall assume all the labor and welfare costs related to the CONTRACTORS' employees, who are dismissed by them with the specific purposes of being hired by BFFC, to work in the Stores. Such costs are limited to R$ 400.000,00 (four hundred thousand reais), being understood that this commitment does not intend to mean any assumption, by BFFC, of any responsibility related to any obligation or any special arrangement which is not registered in the CONTRACTORS' books concerning such employees.

     6.2. BFFC undertakes to execute a Franchising agreement with Mr. Jose Ricardo Bomeny, hereunder duly qualified, related to the Bob's franchise system, being understood that such franchise shall be established by Mr. Bomeny in four (4) stores located in Recife, and one store located in the Airport of Salvador, Bahia, being, therefore, five points of sale, to be exploited by the franchisee under the trademark Bob's , according to the know-how to be offered by BFFC.

     6.3. The franchises above mentioned in clause 6.2. shall be granted to the future franchisee free from the franchise tax and by means of the execution of all the contracts and legal documents
usually executed by the Bob's   franchiser, Venbo Comercio de
Alimentos Ltda., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, having its head office at Praia do Flamengo 200/22th floor, enrolled in the Tax Payers Registry (C.G.C.) under the nr. 71.833.552/0001-29, herein duly represented by its Directors, Mrs. Pieter J. F. van Voorst Vader and Rogerio Carlos Lamim Braz, which is present to this Agreement, and agree with this clause, and its franchisees.

     6.4. BFFC undertakes to grant to BBLTDA. the right to appoint a member to the Counsel of BFFC, for a minimum term of 5 (five) years, such right to be ratified by means of the execution of a Shareholders Agreement, up to 30 (thirty) days, as from this date.


                       7.  INDEMNIFICATION

     7.1. Due to the present acquisition, by BFFC, of the Assets, and in special of the Goodwill, as well as the transfer of the operation of the Stores, from the CONTRACTORS to BFFC, according to this Agreement, and taking into consideration the article 133 of the Brazilian National Tax Code, the CONTRACTORS declare themselves jointly and severally responsible for all the representations expressed in this Agreement, as well as for all the acts and facts practiced by the CONTRACTORS, occurred up to this date, undertaking, furthermore, as GUARANTORS, to hold harmless and to indemnify BFFC for all the losses or payments BFFC may suffer or be compelled to do, or due to any debt or responsibility related to any fact or act that the CONTRACTORS may have practiced, neglected or omitted, or even due to a consequence of any inexactness
verified or, also,   due to any obligation previously undertaken by
the CONTRACTORS, or any superveniences, everything either reflected or not in the accountancy of the Company, including any under evaluated liabilities, being understood that:

          7.1.1. The obligation of indemnification, herein undertaken by the CONTRACTORS, according to clause 7.1. above, shall last for a period of 5 (five) years, regarding the taxes and labor issues and proceedings, and for legal prescription terms all other obligation, all of them as from this date.

          7.1.2. In the case any governmental authority or third parties initiate any administrative or judicial proceeding, or decide to collect any amount or to demand any right against BFFC, risen due to any act, fact or omission occurred or practiced by the CONTRACTORS, the BFFC shall notify BBLTDA, by means of a fax, with the confirmation of transmission, or simple letter, with confirmation of reception, within suitable time, in order to allow the CONTRACTORS to: (i) appeal either administrative or judicially the procedure against BFFC; and (ii) provide the immediate release of the charges and onus imposed to BFFC, due to the succession determined by the respective authorities, due to the CONTRACTORS' obligation to indemnify BFFC, as established in this clause and according to the rules of subclauses 7.1.3.1., 7.1.3.2. and
7.1.3.3. In the case BFFC does not obey to the rules herein determined, related to its obligation in notifying BBLTDA , regarding any administrative and/or judicial proceeding, according to this subclause 7.1.3, then the CONTRACTORS shall not be obliged to face the obligation of indemnifying BFFC, concerning the amounts related to such proceedings.

          7.1.3. Any amount due according to clause 7.1. shall be informed to BBLTDA, by means of fax transmittal, with confirmation of transmission, or a simple letter, with confirmation of reception, and shall be paid, by the CONTRACTORS, within the unsurpassable term of 3 (three) days, as from the reception of the notification above mentioned, if BFFC is required to pay such amount, provided the condition established in subclause 7.1.3. is met. In the case of delay, by the CONTRACTORS, of the payment herein established, it shall be added 10% (ten percent), as compensatory fine, to the amount due by the CONTRACTORS, plus interests at a rate of 1% (one percent) per month.

               7.1.3.1. The CONTRACTORS herein undertake to offer all the guarantees it may be requested to protect BFFC's interests and to release BFFC's obligation in offering such guarantees either in the administrative or in the judicial fields, up to the final solution of the procedure.

               7.1.3.2. In the event the CONTRACTORS decide to take upon the responsibility of defending BFFC up to the final solution of the dispute, BFFC may demand from the CONTRACTORS to jointly and severally guarantee the timely payment of the debt or to have the proper deposit or pledge done, if and when it may be necessary, according to the law, as a condition to suspend, up to the final decision of the respective legal proceeding, the joint and several responsibility undertaken by the CONTRACTORS.

               7.1.3.3. The CONTRACTORS shall notify BFFC, by means of fax transmittal, with confirmation of transmission, or simple letter, with confirmation of reception, about their decision in taking upon the defense of the proceedings mentioned in clause
7.1.3.2. above, within the term of 72 (seventy two) hours, as from the reception of the notification herein above mentioned in subclause 7.1.3, excluding Saturdays, Sundays and holidays, provided such excluded days are not part of the legal term granted to BFFC to present its defense. The absence, by the CONTRACTORS, in answering such notification, shall be interpreted as their abdication in exercising such right, but not the release of their obligation in guaranteeing BFFC, according to this clause 7.


                       8 - NON COMPETITION

     8.1. The CONTRACTORS and their quotaholders undertake not to act in Brazil, either by themselves, or through third parties, individually, personally or by means of incorporation of any company or participation in the capital of any company, at any title, for any reason, including the rendering of advisory or consultancy services in such area, for term of 10 (ten) years, as from the execution of this Agreement, in any business related to the hamburger fast-food system. Such prohibition does not include the activities carried on by the company named Pastello, nor the participation, by the CONTRACTORS, in the capital of BFFC, or in any successor or BFFC of the assets of the above mentioned Pastello, provided it is not related to the hamburger fast-food system, or of BFFC.

          8.1.1 The inobservance by the CONTRACTORS regarding the commitment above undertaken, shall cause to the breach party, individually, to pay a compensatory fine, equivalent to US$ 1,000,000.00 (one million American dollars), to be collected through executive procedure, according to the applicable law.

          8.1.2. The breach by the CONTRACTORS and/or their respective shareholders and/or quotaholders, related to clause 8 above, may be proved through a simple evidence, by any means, of the performance of the any CONTRACTORS and/or their respective quotaholders, personally or through third parties, in the hamburgers fast food system.

          8.1.3. The parties hereby acknowledge and accept that the pecuniary fine above agreed shall not constitute a sufficient reparation to the infringement, by the CONTRACTORS, their quotaholders or third parties or companies incorporated by them or in which any of them participates, of the rule established in this clause 8 and its subclauses. Therefore, and independently of the right of BFFC to make use of all the resources available to guard and defend its rights, it is herein agreed that BFFC may demand, in such case, to be indemnified by all losses, damages and/or ceasing profits derived from the inobservance, by the CONTRACTORS, related to this clause 8, to be verified in a specific proceeding, and paid independently of the fine to which they are submitted to, according to subclause 8.1.1.


                         9 - THE NOTICES

     9.1. Any notice to be given, regarding this Agreement, shall be considered as effective if delivered by fax or letter, in any case with confirmation of reception and copy, from the CONTRACTORS to BFFC, and from BFFC to BBLTDA, to which is granted, by all of the other CONTRACTORS, the necessary powers to serve and to be served, as well as to receive any letter, fax, notification or any other kind of communication, as a reciprocal mandate, obliging all of them, in the following addresses:

     BBLTDA:        BIGBURGER LTDA
                    Rua Lauro Muller 116/2005
                    Rio de Janeiro, RJ
                    Tel: (5521) 542-7040
                    Fax: (5521) 542-6814
                    Att.: Mr. Jose Ricardo Bomeny


     BFFC:          BRAZIL FAST FOOD CORP
                    Praia do Flamengo 200/22th floor
                    Flamengo - Rio de Janeiro - RJ - Brazil
                    Tel: (5521) 285-2424
                    Fax: (5521) 205-5768
                    Att.: Mr. Pieter J. F. van Voorst Vader
                         or Mr. Rogerio C. L. Braz


                    10 - GENERAL DISPOSITIONS

     10.1. The nullity or invalidity of any of the clauses herein agreed shall not cause any harm to the validity and enforceability of all of the other dispositions, which shall be strictly observed and accomplish by the parties. The parties herein undertake to endeavor their best efforts to have all the dispositions duly valid and enforceable, with the same effects and purposes of the ones which were considered either null or void.

     10.2. This Agreement and its Exhibits reflect the whole operation as it has been agreed by the parties, and constitute an integral agreement between them, relating to all the information herein expressed, superseding, therefore, any and all previous agreements or negotiation, either oral or written, with reference to the object of this Agreement.

     10.3. This Agreement represents the parties' will, and there is no other commitment which may not be herein foreseen, being understood that this Agreement can only be changed or amended in writing, by the parties' mutual agreement, or their successors and/or heirs.

     10.4. This Agreement is made in both Portuguese and English languages, being understood that, in case of any doubt, the Portuguese version shall prevail.

     10.5. This Agreement and the rights and obligations herein established are irrevocable, and shall be binding upon and shall inure to the benefit of the respective administrators, successors and assigns of the Parties hereto.

     10.6. This Agreement and obligations herein established shall be construed under the laws of the Federative Republic of Brazil, as well as the legal relations between the Parties. The
Court of the city of Rio de Janeiro, RJ, Brazil will have jurisdiction.

     10.7. Each party shall be responsible for all the costs related to the respective counsels and/or professionals hired for the execution of the documents and verification necessary to the implementation of this Agreement and its purposes.

     10.8. The CONTRACTORS declare to know and to agree to all the dispositions herein expressed, undertaking to observe and accomplish with all of them, specially the ones related to clauses 7 and 8, and their subclauses.

     10.9. The following Exhibits are to be considered as part of this Contract, for all the purposes and effects herein agreed:

     Exhibit 1 -    Relation of the stores previously operated by
                    the CONTRACTORS;

     Exhibit 2 -    List of the registration numbers of all the
                    CONTRACTORS, before the respective Board of Trades.

     Exhibit 3 -    Balance Sheet of the CONTRACTORS, as of Dec.
                    31st, 1995.

     Exhibit 4 -    Trial Balance  of the CONTRACTORS, as of Apr.
                    30th, 1996.

     Exhibit 5 -    Suits, execution and/or labor proceedings
                    against the CONTRACTORS, administrative and/or judicial procedures, in any court or jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Contract in Rio de Janeiro, RJ, Brazil, on July 24th, 1996, in 3 (three) original counterparts, for the same effect, in the presence of two (2) witnesses.

CONTRACTORS:        BIGBURGER LTDA


                    _____________________________________
                    By:
                    Title:


                    BIGBURGER NITEROI LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:

(Continuation of the Exchange Agreement, executed in July 24th,
1996, by and between the Bigburger Companies and Brazil Fast Food
Corp)

                    BIGBURGER RJ LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:


                    BIGBURGER SALVADOR LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:


                    BIGBURGER FORTALEZA LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:


                    BIGBURGER ARACAJU LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:


                    BIGBURGER PORTO ALEGRE LANCHONETES LTDA

                    _____________________________________
                    By:
                    Title:


                    NORTE CENTER LANCHES LTDA

                    _____________________________________
                    By:
                    Title:


                    BIGBURGER RECIFE LANCHONETES LTDA.

                    _____________________________________
                    By:
                    Title:


BFFC:     BRAZIL FAST FOOD CORP.

          _____________________________________________________________
          By: Pieter J. F. van Voorst Vader / Rogerio Carlos Lamin
Braz
          Title: Chief Executive Officer   / President


INTERVENOR:    VENBO COMERCIO DE ALIMENTOS LTDA.

          _____________________________________________________________
          By: Pieter J. F. van Voorst Vader / Rogerio Carlos Lamin
Braz
          Title: Chief Executive Office    /  President


(Continuation of the Exchange Agreement, executed in July 24th,
1996, by and between the Bigburger Companies and Brazil Fast Food
Corp)


BAILEE: I hereby declare to accept the duty and to have received the shares certificates herein bailed.


          ___________________________________________________
               JOSE RICARDO BOUSQUET BOMENY


Witnesses:

I.   ________________________________________
     Name:
     CPF:

2.   ________________________________________
     Name:
     CPF: